                                                               EXHIBIT 4(a)(vii)

                                 AMENDMENT NO. 3
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

                  This Amendment No. 3 ("Amendment"), dated as of April 23, 2002, is among ONEIDA LTD., a New York corporation (the "Borrower"), JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), as Administrative Agent under the Amended and Restated Credit Agreement referred to below ("Administrative Agent"), and the Lenders which are parties to the Amended and Restated Credit Agreement referred to below (the "Lenders").

                                 R E C I T A L S

                  A. Borrower, the Administrative Agent, and the Lenders are parties to an Amended and Restated Credit Agreement dated as of April 27, 2001, as amended by an Amendment No. 1 dated as of May 31, 2001, and a Waiver and Amendment No. 2 dated as of December 7, 2001 (the "Credit Agreement").

                  B. Borrower has requested that the Administrative Agent and the Lenders agree to an extension of the Credit Agreement and amend certain of the financial covenants in the Credit Agreement.

                  C. The Administrative Agent and the Lenders are willing to grant the extension requested by Borrower and to amend the financial covenants, provided the Credit Agreement is amended to, among other things, reduce the amount of the Lenders' aggregate Commitments and Revolving Commitments and provide for the monthly reporting of certain financial information.

                  NOW, THEREFORE, the parties agree as follows:

         1. Definitions. All capitalized terms used in this Amendment which are not otherwise defined shall have the meanings given to those terms in the Credit Agreement, except where such terms are amended herein.

         2.       Amendment of Credit Agreement.

                  2.1 The following defined term is added to Section 1.01 of the Credit Agreement:

                  "Amendment No. 3 Effective Date" means the date on which all the conditions to Amendment No. 3 dated as of April 23, 2002 have been satisfied.

                  2.2 The following defined term is added to Section 1.01 of the Credit Agreement: "Capital Expenditures" means, with respect to any Person for any period, the sum of (a) all expenditures of such Person in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations under GAAP) that are paid or due and payable in cash during such period and (b) all Capital Lease Obligations under which such Person is the lessee.

                  2.3 The definition of the term Commitment in Section 1.01 of the Credit Agreement is amended to read as follows:

                  "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans, Swingline Loans, and the Bullet Loan hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure and Bullet Loan Exposure hereunder, as such commitment may be (a) reduced from time to time

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


                  pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, or (c) automatically reduced pursuant to
                  Schedule 2.01. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, and includes such Lender's Revolving Commitment. The initial aggregate amount of the Lenders' Commitments is $275,000,000. On the Amendment No. 3 Effective Date, the Lenders' aggregate Commitments will be reduced to $245,000,000, and thereafter the aggregate amount of the Lenders' Commitments shall reduce to the amounts set forth on Schedule 2.01 on the dates set forth therein. Each reduction in the Commitments contemplated by Schedule 2.01 will be apportioned among the Lenders ratably based upon their relative Commitments immediately prior to such reductions.

                  2.4      The definition of the term Maturity Date in Section
1.01 of the Credit Agreement is amended to read as follows:

                  "Maturity Date" means February 1, 2004, unless extended in accordance with Section 2.07(a).

                  2.5      The definition of the term Required Lenders in
Section 1.01 of the Credit Agreement is amended to read as follows:

                  "Required Lenders" means, at any time, Lenders having aggregate Revolving Credit Exposures, Bullet Loan Exposures and unused Revolving Commitments representing at least 70% of the sum of the total Revolving Credit Exposures, Bullet Loan Exposures and unused Revolving Commitments at such time, except that with respect to any waiver, amendment or modification to the Commitment reductions provided for in
                  Schedule 2.01 of this Agreement, "Required Lenders" shall mean Lenders having aggregate Revolving Credit Exposures, Bullet Loan Exposures and unused Revolving Commitments representing at least 100% of the sum of the total Revolving Credit Exposures, Bullet Loan Exposures and unused Revolving Commitments at such time.

                  2.6      The definition of the term Revolving Commitment in
Section 1.01 of the Credit Agreement, as added by the Waiver and Amendment No. 2, is amended to read as follows:

                  "Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, or (c) automatically reduced pursuant to Schedule 2.01. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, and is part of such Lender's total Commitment. The initial aggregate amount of the Lenders' Revolving Commitments was $275,000,000. Upon the making of the Bullet Loan, the Revolving Commitments automatically reduced to $235,000,000, as provided in Schedule 2.01. On the Amendment No. 3 Effective Date, the Lenders' aggregate Revolving Commitments will be reduced to $205,000,000, and thereafter the aggregate amount of the Lenders' Revolving Commitments shall reduce to the amounts set forth on Schedule 2.01 on the dates set forth therein. Each reduction in the Revolving Commitments contemplated by Schedule 2.01 will be apportioned among the Lenders ratably based upon their relative Revolving Commitments immediately prior to such reduction.

                  2.7     The definition of the term Subsidiary Guarantee in
Section 1.01 of the Credit Agreement is amended to read as follows:

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                  "Subsidiary Guarantee" means any Subsidiary Guarantee
                  Agreement, in substantially the form of Exhibit C, executed and delivered by a Subsidiary, as the same may be amended, supplemented, or otherwise modified from time to time.

                  2.8      The definition of the term Subordination Agreement in
Section 1.01 of the Credit Agreement is amended to read as follows:

                  "Subordination Agreement" means any Subsidiary Subordination Agreement, in substantially the form of Exhibit D, executed and delivered by a Subsidiary, as the same may be amended, supplemented, or otherwise modified from time to time.

                  2.9 Section 1.04 of the Credit Agreement is amended by adding the following sentence at the end thereof:

                  Notwithstanding the foregoing, the financial covenants in this Agreement shall be calculated without regard to any impairment of goodwill recorded by Borrower as a result of Borrower's adoption of FAS 142.

                  2.10 The first sentence of Section 2.07(a) of the Credit Agreement is amended to read as follows:

                  (a) Unless previously terminated, the Commitments shall terminate as of the Maturity Date, provided, however, that the Borrower may, by written request to the Administrative Agent not less than 45 days prior to the Maturity Date then in effect (such Maturity Date, hereafter referred to as the "extension date"), request that such Maturity Date be extended to a date no later than May 31, 2005.

                  2.11 Section 2.07(b) of the Credit Agreement is amended to read as follows:

                  (b) The aggregate amount of the Lenders' Commitments shall automatically reduce to the amounts set forth on Schedule 2.01 on the dates set forth therein. In addition, the Borrower may at any time terminate, or from time to time further reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments by Borrower shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Revolving Credit Exposures and Bullet Loan Exposure would exceed the total Commitments.

                  2.12 Section 2.07 of the Credit Agreement is amended to add the following new subparagraph (d):

                  (d) Each reduction of the Commitments, whether pursuant to
                  Schedule 2.01 or pursuant to Borrower's election under this
                  Section 2.07, shall be accompanied by a prepayment by Borrower to the Administrative Agent, for the ratable benefit of the Lenders, of the outstanding Loans in an amount equal to the excess (if any) of the Loans then outstanding over the amount of the aggregate Commitments after giving effect to such reduction. Each such prepayment shall be applied first to those outstanding Swingline Loans and Revolving Loans which are ABR Loans pro rata among the Lenders, then to outstanding Swingline Loans and Revolving Loans which are not ABR Loans in their order of maturity, and then to the Bullet Loan pro rata among the Lenders. Each such prepayment shall be accompanied by accrued interest to the date of payment and amounts payable under Section 2.14, if any.

                  2.13 Section 5.01 of the Credit Agreement is amended by re-lettering subparagraphs (c), (d), (e), (f) and (g) as (d), (e), (f), (g) and
(h), respectively, and by adding the following new subparagraph (c):

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

                  (c) Within 25 days after the end of each fiscal month, a summary profit and loss statement for the month, with management discussion of significant developments, together with (i) a summary account receivable aging report as of the end of the month along with a schedule showing the 10 largest accounts receivable at such date, (ii) an accounts payable report as of the end of the month showing the 10 largest accounts payable and their amounts, as well as total accounts payable, and (iii) an inventory report showing, by product description, the levels of raw materials and supplies, work-in-process and finished goods as of the end of the month, and showing changes from the preceding month and year-to-date;

                  2.14 Section 5.10 of the Credit Agreement is amended to read as follows:

                  Maintenance of Liens of the Security Documents. The Borrower shall, and shall cause each Subsidiary which is a party to a Security Document to: (a) promptly, upon the reasonable request of the Collateral Agent, at the Borrower's expense, execute, acknowledge and deliver any document or instrument supplemental to or confirmatory of the Security Documents or otherwise reasonably deemed by the Collateral Agent necessary or desirable for the continued validity, perfection and priority of the Liens in the Collateral covered thereby, and
                  (b) promptly notify the Collateral Agent in writing of any change in (i) its corporate name, (ii) the location of its chief executive office, its jurisdiction of incorporation, its principal place of business or any office in which it maintains books or records relating to collateral or at which the collateral is located (including the establishment of any new office or facility), (iii) in its identity or corporate structure, (iv) any newly acquired intellectual property registrations or applications therefore in the United States owned by it, or (v) in its federal taxpayer identification number. If at any time following the Closing Date the Borrower or any Subsidiary which is a party to a Security Document shall acquire property which is required by the terms hereof or of any of the Security Documents to be subject to the Lien created by the Security Documents but is not subject to such Lien, as soon as possible after the acquisition date, the Borrower shall grant or cause to be granted to the Collateral Agent, for the benefit of the Lenders and the Noteholders, a first priority Lien in such property pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent.

                  2.15 The following new Section 5.14 is added to the Credit Agreement immediately following Section 5.13, as added by the Waiver and Amendment No. 2:

                  SECTION 5.14 Further Actions. Within 60 days after the Amendment No. 3 Effective Date, Borrower shall deliver or cause to be delivered to the Collateral Agent, for the benefit of the Lenders and the Noteholders, a Mortgage or mortgage spreader agreement, in form and substance satisfactory to the Collateral Agent, covering the following tax parcels:
                  332.000-1-1, 332.006-2-72, 332.011-2-28, 332.018-1-1.1,
                  47.-1-23, 6.73-1-8. Simultaneously with the delivery of such Mortgage or mortgage spreader agreement, Borrower shall cause to be delivered to the Collateral Agent fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to the satisfaction of the Collateral Agent to evidence the form of such policies to be delivered) in standard ALTA form, issued by a title insurance company satisfactory to the Collateral Agent in an amount not less than the assessed value of such parcels, insuring the Mortgage (or spreader agreement, as the case may be) to create a valid Lien on such parcels with no exceptions which the Collateral Agent shall not have approved in writing.

                  2.16 Section 6.01(c) of the Credit Agreement is amended to read as follows:

                  (c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that Indebtedness of Subsidiaries who are not Material Domestic

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                  Subsidiaries owed to the Borrower or any Material Domestic
                  Subsidiary shall not exceed $20,000,000 in the aggregate;

                  2.17 Section 6.03(a) of the Credit Agreement is amended to read as follows:

                  (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions), or engage in a sale/leaseback transaction with respect to, any substantial part of its assets, any trade receivables (other than an assignment in connection with the collection thereof in the ordinary course of business), or any of the capital stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into a Material Domestic Subsidiary in a transaction in which the surviving entity is a Material Domestic Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to a Material Domestic Subsidiary, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets of such Subsidiary are distributed to Borrower in liquidation or dissolution, (v) Borrower may sell its investment in Schott Zwiesel Glaswerke, AG for consideration (whether cash, property or other consideration) of not less than 7,500,000 DM, (vi) Borrower may sell 158,147 shares of common stock of Prudential Securities, Inc. and approximately 9 acres of property located at Spagnoli Road, Melville, New York, in each case for cash consideration equal to the fair market value thereof, and (vii) Borrower and its Subsidiaries may sell, transfer, or otherwise dispose of (in one transaction or a series of transactions), or engage in a sale/leaseback transaction with respect to, assets if the consideration received is in cash or cash equivalents at least equal to the fair market value of such assets and the aggregate consideration received does not exceed $11,000,000 for all such sales, transfers, or dispositions after the Amendment No. 3 Effective Date; provided that 100% of the proceeds received from any sale, transfer or disposition permitted under clause (vii) above (after deducting the reasonable expenses of such sale, transfer or disposition) are applied to prepay, on a pro rata basis, the Loans outstanding under this Agreement and the indebtedness outstanding under the Note Agreements. The amount of each such prepayment of Loans under this Agreement (y) shall be applied first to those outstanding Swingline Loans and Revolving Loans which are ABR Loans pro rata among the Lenders, then to outstanding Swingline Loans and Revolving Loans which are not ABR Loans in their order of maturity, and then to the Bullet Loan pro rata among the Lenders, and (z) shall permanently reduce the amount of the Commitment and Revolving Commitment of each Lender by the amount of such prepayment.

                  2.18 Section 6.04(g) of the Credit Agreement is amended to read as follows:

                  (g) Capital Expenditures permitted by Section 6.16 hereof which are made in the ordinary course of business and do not comprise a material portion of the assets of another Person.

                  2.19 Section 6.11(a) of the Credit Agreement is amended to read as follows:

                  (a) permit the Consolidated Interest Coverage Ratio of the Borrower and its Subsidiaries to be less than (i) 2.22 to
                  1.00 for the Fiscal Quarter ended January 26, 2002, (ii) 2.31 to 1.00 for the Fiscal Quarter ending April 27, 2002, (iii)
                  2.33 to 1.00 for the Fiscal Quarter ending July 27, 2002, (iv)
                  2.46 to 1.00 for the Fiscal Quarter ending October 26, 2002,
                  (v) 2.11 to 1.00 for the Fiscal Quarter ending January 25, 2003, (vi) 2.16 to 1.00 for the Fiscal Quarter ending April 26, 2003, (vii) 2.21 to 1.00 for the Fiscal Quarter ending July 26, 2003, (viii) 2.35 to 1.0 for the Fiscal Quarter ending October 25, 2003, and (ix) 2.55 to 1.0 for each succeeding Fiscal Quarter;

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                  2.20     Section 6.11(b) of the Credit Agreement is amended to
read as follows:

                  (b) permit the Consolidated Leverage Ratio of the Borrower and its Subsidiaries to be greater than (i) 5.24 to
                  1.00 for the Fiscal Quarter ended January 26, 2002, (ii) 5.50 to 1.00 for the Fiscal Quarter ending April 27, 2002, (iii)
                  5.70 to 1.00 for the Fiscal Quarter ending July 27, 2002, (iv)
                  5.60 to 1.00 for the Fiscal Quarter ending October 26, 2002,
                  (v) 5.70 to 1.00 for the Fiscal Quarter ending January 25, 2003, (vi) 5.50 to 1.00 for the Fiscal Quarters ending April 26, 2003 and July 26, 2003, (vii) 5.40 to 1.0 for the Fiscal Quarter ending October 25, 2003, and (viii) 4.80 to 1.0 for each succeeding Fiscal Quarter.

                  2.21 Section 6.12 of the Credit Agreement is amended to read as follows:

                  Letters of Credit. The Borrower will not, and will not permit any Subsidiary to, become an account party in respect of, or otherwise incur obligations under, any letters of credit or bankers' acceptances except obligations in respect of (i) trade letters of credit and bankers' acceptances in an amount not to exceed $10,000,000 in the aggregate and (ii) standby letters of credit in an amount not to exceed $20,000,000 in the aggregate.

                  2.22 The following new Section 6.16 is added to the Credit Agreement immediately following Section 6.15, as added by Amendment No. 1:

                  SECTION 6.16. Capital Expenditures. The Borrower and its Subsidiaries shall not make Capital Expenditures exceeding $10,000,000 in the aggregate in any Fiscal Year. Notwithstanding the foregoing, if, at the end of any Fiscal Year, the Consolidated Leverage Ratio is 3.0 to 1.0 or lower, the limit on Capital Expenditures shall be increased to $15,000,000 for the next succeeding Fiscal Year.

                  2.23 The following new Section 6.17 is added to the Credit Agreement immediately following the new Section 6.16 added above:

                  SECTION 6.17 Dividends. Neither the Borrower nor any Subsidiary shall declare or pay any dividends on shares of any class of capital stock, whether now or hereafter outstanding, except (a) Borrower or any Subsidiary may declare dividends payable solely in common stock of Borrower or such Subsidiary,
                  (b) any Subsidiary may declare and pay cash dividends to the Borrower, and (c) so long as no Default or Event of Default shall have occurred and be continuing, commencing with the second Fiscal Quarter in 2002 Borrower may declare cash dividends on its capital stock not to exceed $375,000 per quarter, provided that the net income for the four Fiscal Quarters ended with the Fiscal Quarter which immediately precedes the Fiscal Quarter in which such dividend is declared exceeds $4,000,000. Commencing with the second Fiscal Quarter in 2003, so long as no Default or Event of Default shall have occurred and be continuing, the maximum amount of cash dividends permitted to be declared by Borrower under clause
                  (c) above shall be (i) $375,000 per quarter if the net income for the four Fiscal Quarters ended with the Fiscal Quarter which immediately precedes the Fiscal Quarter in which such dividend is declared exceeds $4,000,000, or (ii) $750,000 per quarter if the net income for the four Fiscal Quarters ended with the Fiscal Quarter which immediately precedes the Fiscal Quarter in which such dividend is declared exceeds $12,000,000 and the Leverage Ratio is not greater than 4.0 to 1.0, or
                  (iii) $1,775,000 per quarter if the net income for the four Fiscal Quarters ended with the Fiscal Quarter which immediately precedes the Fiscal Quarter in which such dividend is declared exceeds $20,000,000 and the Leverage Ratio is not greater than 3.0 to 1.0. Dividends which are permitted under this Section must be paid with 100 days after the close of the Fiscal Quarter for which such dividends are declared.

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                  2.24     Schedule 1.01 to the Credit Agreement, added by the
Waiver and Amendment No. 2, is amended to delete the reference to the property located at 8699 Stanley Ave., Niagara Falls, Ontario owned by Oneida Canada, Ltd.

                  2.25 Schedule 2.01 to the Credit Agreement is replaced in its entirety by Schedule 2.01 attached to this Amendment.

         3. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders that the following statements are true, correct and complete:

                  3.1 Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio for the Fiscal Year ended January 26, 2002, as reflected in the audited financial statements required to be delivered pursuant to Section 5.01(a) of the Credit Agreement, will not be less than 2.25 to 1.00.

                  3.2 Consolidated Leverage Ratio. The Consolidated Leverage Ratio for the Fiscal Year ended January 26, 2002, as reflected in the audited financial statements required to be delivered pursuant to Section 5.01(a) of the Credit Agreement, will not exceed 5.15 to 1.00.

                  3.3 Representations and Warranties. Each of the representations and warranties made by the Borrower in the Credit Agreement is true and correct on and as of the date of this Amendment.

                  3.4 No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

                  3.5 Execution, Delivery and Enforceability. This Amendment has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms.

                  3.4 Improvements. There are no buildings, structures or other improvements currently located on the parcels of real estate listed in
Section 2.15 of this Amendment.

         4. Conditions to Effectiveness of Amendment. This Amendment shall be effective only when and if each of the following conditions is satisfied:

                  4.1 Secretary's Certificate. The Administrative Agent shall have received a certificate executed by the Secretary or Assistant Secretary of Borrower certifying the due authorization of this Amendment by Borrower, the incumbency of the officer executing this Amendment, and any other legal matters relating to this Amendment, all in form and substance satisfactory to the Administrative Agent and its counsel.

                  4.2 Consent of Guarantors. Each of the Guarantors shall have executed and delivered to the Administrative Agent the Consent of Guarantors attached to this Amendment.

                  4.3 No Default or Event of Default; Accuracy of Representations and Warranties. After giving effect to this Amendment, no Default or Event of Default shall exist and each of the representations and warranties made by the Borrower or any of its Subsidiaries herein and in or pursuant to the Loan Documents shall be true and correct in all material respects as if made on and as of the date on which this Amendment becomes effective.

                  4.4 Expense Reimbursements. The Borrower shall have paid or agreed to pay all invoices presented to Borrower for expense reimbursements due to the Administrative Agent pursuant to Section 9.03 of the Credit Agreement.

                  4.5 Execution by Lenders. The Administrative Agent shall have received a counterpart of this Amendment duly executed and delivered by the Borrower, the Administrative Agent, and each Lender.

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


                  4.6 Amendment Fee. The Borrower shall have paid to the Administrative Agent an amendment fee equal to .25% of the amount of the aggregate Commitments after giving effect to this Amendment. Such fee (a) shall be received by the Administrative Agent ratably for the account of, and shall be remitted by the Administrative Agent solely to, the Lenders and (b) shall be fully earned and nonrefundable when paid.

                  4.7 Additional Guaranties. Kenwood Silver Company, Inc. shall have executed and delivered to the Administrative Agent a Subsidiary Guarantee and Subordination Agreement.

                  4.8 Collateral. Borrower shall have delivered or caused to be delivered to the Collateral Agent (a) the Mortgages and additional collateral required to be delivered pursuant to the Waiver and Amendment No. 2 (except that the amount of the Mortgages shall be $10,816,000 for the properties in Erie County, New York and $67,220,000 for the properties in Madison and Oneida Counties, New York), and (b) an amendment to the Pledge Agreement, duly executed by each of the parties thereto, pledging 65% of the issued and outstanding shares of capital stock of Oneida Canada, Limited, together with stock certificate(s) representing such pledged shares and a stock power duly endorsed in blank, all in form and substance reasonably satisfactory to the Collateral Agent and its counsel.

                  4.9 Note Agreement. The Administrative Agent shall have received a copy of any amendment amending the Amended and Restated Note Agreement governing the senior notes of Borrower due May 31, 2005, duly executed by Borrower and the noteholders described therein.

         5. Confirmation of Credit Agreement and Security Documents. Except as amended by this Amendment, all the provisions of the Credit Agreement remain in full force and effect from and after the date hereof, and the Borrower hereby ratifies and confirms the Credit Agreement and each of the documents executed in connection therewith. From and after the date hereof, all references in the Credit Agreement to "this Agreement", "hereof", "herein", or similar terms, shall refer to the Credit Agreement as amended by this Amendment. Borrower also ratifies and confirms that the Security Documents remain in full force and effect in accordance with their terms and are not impaired or affected by this Amendment.

         6. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually signed counterpart.

                  [Remainder of page intentionally left blank]

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


         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.


                           ONEIDA LTD.

                           By: /s/ GREGG R. DENNY
                               ------------------
                           Name: Gregg R. Denny
                           Title:  Chief Financial Officer


                           JPMORGAN CHASE BANK (formerly known
                           as The Chase Manhattan Bank),
                           individually and as Administrative
                           Agent

                           By:  /s/ JOSEPH H. ODDO, JR.
                                -----------------------

                           Name:  Joseph H. Oddo, Jr.
                           Title:  Vice President


                           BANK OF AMERICA, N.A., as a Lender and as an Issuing Bank

                           By: /s/ MARLENE M. TUMA
                               -------------------
                               Name: Marlene M. Tuma
                               Title: Vice President


                           FLEET NATIONAL BANK

                           By: /s/ DAVID A. KAVNEY
                               -------------------
                               Name: David A. Kavney
                               Title: Vice President


                           HSBC BANK, USA, as a Lender and as an Issuing Bank

                           By: /s/ DANIEL J. O'TOOLE
                               ---------------------
                               Name: Daniel J. O'Toole
                               Title: SVP/Commercial Executive


                           MANUFACTURERS AND TRADERS TRUST
                           COMPANY

                           By: /s/ DANA C. LOUCKS
                               ------------------
                               Name: Dana C. Loucks
                               Title: Assistant Vice Presdient


                           THE BANK OF NOVA SCOTIA, individually and as a Lender

                           By: /s/ BRIAN S. ALLEN
                               ------------------
                               Name: Brian S. Allen
                               Title: Managing Director


                           CITIBANK, N.A. (successor to European American Bank)

                           By: /s/ PAUL DARRIGO
                               ----------------
                               Name: Paul Darrigo
                               Title: Asst. Vice President


                           BANCA NAZIONALE DEL LAVORO S.p.A., New York Branch

                           By: /s/ FREDERIC W. HALL
                               --------------------
                               Name: Frederic W. Hall
                               Title: Vice President


                           By: /s/ LEONARDO VALENTINI
                               -----------------------
                               Name: Leonardo Valentini
                               Title: First Vice President

                              CONSENT OF GUARANTORS

                  Each of the undersigned is a party to a Subsidiary Guarantee Agreement and one or more Security Documents and is a Guarantor of the obligations of the Borrower under the Credit Agreement referred to in the foregoing Amendment No. 3 to the Amended and Restated Credit Agreement. Each of the undersigned Guarantors hereby (a) consents to the foregoing Amendment, (b) acknowledges that, notwithstanding the execution and delivery of the foregoing Amendment, the obligations of each of the undersigned Guarantors are not impaired or affected and the Subsidiary Guarantee Agreement and Security Documents continue in full force and effect, and (c) ratifies and affirms the terms and provisions of the Subsidiary Guarantee Agreement and Security Documents.

                  IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of the 23rd day of April, 2002.


BUFFALO CHINA, INC.                         DELCO INTERNATIONAL LTD.

By: /s/ GREGG R.DENNY                       By: /s/ GREGG R. DENNY
    -----------------                           ------------------
Name:   Gregg R. Denny                      Name:  Gregg R. Denny
Title:  Vice President, Finance             Title: Vice President, Finance


ENCORE PROMOTIONS, INC.                     SAKURA, INC.

By: /s/ GREGG R.DENNY                       By: /s/ GREGG R. DENNY
    -----------------                           ------------------
Name:  Gregg R. Denny                           Name:  Gregg R. Denny
Title: Vice President, Finance                  Title: Vice President, Finance


THC SYSTEMS INC.

By: /s/ GREGG R.DENNY
    -----------------
Name:  Gregg R. Denny
Title: Vice President, Finance

                                  SCHEDULE 2.01

                Initial Lenders' Commitments prior to Bullet Loan
                -------------------------------------------------

Name of Lender                                    Total Commitment
--------------                                    ---------------
JPMorgan Chase Bank                                 $ 45,000,000

Bank of America, N.A.                               $ 35,000,000

Fleet National Bank                                 $ 45,000,000

HSBC Bank, USA                                      $ 45,000,000

Manufacturers and Traders
   Trust Company                                    $ 40,000,000

Bank of Nova Scotia                                 $ 35,000,000

European American Bank                              $ 15,000,000

Banca Nazionale Del Lavoro                          $ 15,000,000
                                                    ------------
TOTAL                                               $275,000,000
                                                    ============

               Lenders' Commitments Upon Making of the Bullet Loan
               ---------------------------------------------------

Name of Lender                        Bullet Loan            Revolving Commitment           Total Commitment
--------------                        -----------            --------------------           ----------------
JPMorgan Chase Bank                  $ 6,545,454.55            $ 38,454,545.45              $ 45,000,000.00

Bank of America, N.A.                $ 5,090,909.09            $ 29,909,090.91              $ 35,000,000.00

Fleet National Bank                  $ 6,545,454.55            $ 38,454,545.45              $ 45,000,000.00

HSBC Bank, USA                       $ 6,545,454.55            $ 38,454,545.45              $ 45,000,000.00

Manufacturers and Traders
   Trust Company                     $ 5,818,181.82            $ 34,181,818.18              $ 40,000,000.00

Bank of Nova Scotia                  $ 5,090,909.09            $ 29,909,090.91              $ 35,000,000.00

European American Bank               $ 2,181,818.18            $ 12,818,181.82              $ 15,000,000.00

Banca Nazionale Del Lavoro           $ 2,181,818.18            $ 12,818,181.82              $ 15,000,000.00
                                     --------------            ---------------              ---------------
TOTAL                                $40,000,000.00            $235,000,000.00              $275,000,000.00
                                     ==============            ===============              ===============

             Scheduled Reductions in Lenders' Aggregate Commitments
             ------------------------------------------------------

                                     Aggregate                  Aggregate                     Aggregate
Date                                Bullet Loan           Revolving Commitments              Commitments
----                                -----------           ---------------------              -----------
Amend. #3 Eff. Date                 $40,000,000               $205,000,000                   $245,000,000

11/1/02                             $40,000,000               $195,000,000                   $235,000,000

5/2/03                              $40,000,000               $185,000,000                   $225,000,000

11/3/03                             $40,000,000               $175,000,000                   $215,000,000

1/31/04                             $40,000,000               $165,000,000                   $205,000,000
